Prospectus Supplement
                                                      Filed under Rule 424(b)(3)
                                                   Registration Number 333-17945

Prospectus Supplement, dated January 22, 2001
to Prospectus dated December 16, 1996

                                  NTELOS INC.

                           Dividend Reinvestment and
                              Stock Purchase Plan

         This Prospectus Supplement describes a change in the administration of the NTELOS Inc. Dividend Reinvestment and Stock Purchase Plan (the "Plan"). Effective for the quarter ending June 30, 2000, the Company announced that it discontinued payment of dividends to common shareholders. As a result, certain amendments have been made to the Plan.

Account Statements

         From this point forward, you will receive an annual statement of your account reflecting any activity in your account under the Plan. You will also receive a statement of your account for any month in which you purchase shares of common stock under the Plan for optional cash payment. If you do not make any cash purchases during the course of the year, you will only receive an annual statement.

         The monthly statements will show all shares purchased during that month and will serve as a continuing record of the cost of your purchase. For income tax purposes, you should retain these statements.

Optional Cash  Purchases

         Despite the absence of dividends, the stock purchase component of the Plan remains in full force and effect. You may continue to make cash purchases of additional stock under the Plan. As in the past, you may invest cash on a monthly basis, making payments of not less than $50 per month nor more than $10,000 per quarter to purchase stock at the market price. You do not have to invest the same amount each month.

         If you are currently enrolled in the Plan, please continue using the form provided with your account statement when making cash purchases. Otherwise, cash purchases may be made when you join the Plan by enclosing a check or money order payable to NTELOS Inc. Dividend Reinvestment and Stock Purchase Plan with the authorization form attached hereto.



         PLEASE RETAIN THIS PROSPECTUS SUPPLEMENT FOR FUTURE REFERENCE.

                                   NTELOS Inc.
                                Authorization For
                  Dividend Reinvestment and Stock Purchase Plan


I hereby authorize NTELOS Inc. (the "Company") as my agent, on behalf of the NTELOS Inc. Dividend Reinvestment and Stock Purchase Plan (the "Plan") provided for in the Prospectus dated December 16, 1996, as amended or supplemented from time to time (the "Prospectus"), to receive any cash dividends that may hereafter become payable to me on shares of Company common stock registered in my name and designated below, and authorize the Company to (i) apply such dividends, together with any optional cash payments I may properly make, to the purchase of full shares and fractional interests in shares of the Company's common stock from previously authorized but unissued shares, or (ii) to authorize a broker-dealer to apply such funds to make purchases in accordance with the Plan.

Effective for the quarter ending June 30, 2000, the Company announced that it discontinued payment of dividends to common shareholders. Until such time as the Company elects to resume payment of dividends to common shareholders, participation in the Plan is limited to optional cash contributions.

I wish to make optional cash contributions to the Plan in the initial amount of $______________.

I understand that the amount of this contribution may vary and I am under no obligation to make any cash contribution whatsoever.

This authorization and appointment is given with the understanding that the undersigned may terminate at any time by giving written notice to the Plan as provided in the Prospectus. Such termination will become effective as provided in the Prospectus.

SIGNATURE OF REGISTERED OWNER(S)________________________________________

Date______________________ Telephone Number (Area Code)_________________________
Social Security Number__________________________________________________________
Print Name(s)__________________________________________________________________

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